EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact: Jennifer Schmidt

Phone: 949.333.1721

Email: jschmidt@steadfastcmg.com

STEADFAST INCOME REIT

ACQUIRES WINDSOR ON THE RIVER APARTMENTS IN CEDAR RAPIDS, IOWA

REIT Portfolio Now Tops $100 Million with Nine Properties

IRVINE, Calif., Feb. 1, 2012 – Steadfast Income REIT, Inc. announced today the $33 million acquisition of Windsor on the River, a 424-unit community in Cedar Rapids, Iowa. Cedar Rapids recently ranked near the top of Forbes Magazine’s 2011 list of “Best Places for Business and Careers.”

“Many of the factors that Forbes highlighted in their review of Cedar Rapids — namely its favorable employment growth and outlook, education, cost of doing business and cost of living — were key components in our decision to acquire Windsor on the River,” said Rodney F. Emery, CEO and president of Steadfast.

Windsor on the River was built in 1982 in a wooded, resort-style setting overlooking the Cedar River and the Ellis Golf Course, and consists of one-,two- and three-bedroom apartments averaging 930 square feet. The property underwent a $2.4 million renovation in 2007 that included newly appointed interiors with oak cabinetry, wood flooring and new carpeting. Additionally, many units include a washer/dryer, vaulted ceilings, wood-burning fireplaces, private patios or balconies and sizeable walk-in closets.

The 95% occupied property boasts community features that include fitness facilities, lighted tennis courts, indoor racquetball courts, an Olympic-sized pool, gated underground parking and a clubhouse. Windsor’s proximity to park areas also affords it the distinction of being one of the only pet-friendly apartment communities in the area.

The acquisition marks the REIT’s second Iowa-area property. In December 2010, Steadfast acquired Park Place Apartments, a high-rise building located in downtown Des Moines.

About Steadfast Income REIT

Steadfast Income REIT is a real estate investment trust that intends to use the proceeds from its ongoing public offering of up to $1.65 billion of common stock to acquire and operate a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties.

The REIT is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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